
------
FORM 5
------


[ ] Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              --------------------------------
    longer subject to                       Washington, DC 20549                                     OMB APPROVAL
    Section 16. Form                                                                          OMB Number:       3235-0362
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires:  December 31, 2001
    obligations may                                                                           Estimated Average Burden
    continue. See            Filed pursuant to Section 16(a) of the Securities                Hours per response: 1.0
    Instruction 1(b).                        Exchange Act of 1934,                         --------------------------------
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported


------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Persons to|
|                                            |                                             |   Issuer (Check all applicable)       |
| Swinson          Cindy              M.     |    World Airways, Inc. (WLDA)               |   [ ] Director      [ ] 10% Owner
|--------------------------------------------|---------------------------------------------|   [X] Officer (give [ ] Other (specify|
|  (Last)          (First)          (Middle) | 3. IRS or Social        |4. Statement For   |               title           below)  |
|                                            |    Security Number of   |   Month/Year      |               below)                  |
|  HLH Building, 101 World Drive             |    Reporting Person     |   12/31/01        |          General Counsel and          |
|--------------------------------------------|    (Voluntary)          |-------------------|          Corporate Secretary          |
|                 (Street)                   |                         |5. If Amendment,   |---------------------------------------|
|                                            |                         |   Date of Original|7. Individual or Joint/Group Filing    |
| Peachtree City    Georgia         30269    |                         |   (Month/Year)    |   (Check applicable line)             |
|                                            |                         |                   |   [X] Form filed by One               |
|--------------------------------------------|---------------------------------------------|       Reporting Person                |
|  (City)           (State)           (Zip)  |                                             |   [ ] Form filed by More Than         |
|                                            |                                             |       One Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|

* If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                      SEC2270 (3-99)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |  $0.90     |  7/16/01  |    A      |100,000|        |  (1)   |7/15/09 |COMMON|  100,000   |              |
| (right to buy)        |            |           |           |       |        |        |        |STOCK |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership Form     |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security           |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|     100,000        |          D               |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses:

(1)  THE OPTION VESTS AS FOLLOWS: 10% IMMEDIATELY UPON GRANT, 30% ON THE FIRST ANNIVERSARY OF THE GRANT, 30% ON THE SECOND
     ANNIVERSARY OF THE GRANT AND THE REMAINING 30% ON THE THIRD ANNIVERSARY OF THE GRANT.

**   Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Cindy M. Swinson              April 16, 2002
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          -------------------------------   --------------
                                                                                    **Signature of Reporting Person   Date

 Note. File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.                                                   Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.